Exhibit 3.2

           1.5           Quorum; Voting; Validation of Meeting.  (a)  The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation.  If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) the stockholders by the vote of the holders of a majority of the stock, present in person or represented by proxy shall have power to adjourn the meeting in accordance with Section 1.6 of these Bylaws.

           (b)          When a quorum is present at any meeting, ~~a plurality of the votes present in person or represented by proxy and entitled to vote on the election of a director shall be sufficient to elect directors,~~ subject to the rights of the holders of preferred stock to elect directors under specified circumstances pursuant to the Certificate of Incorporation, directors shall be elected by the vote of the majority of the votes cast with respect to a director nominee’s election at any meeting of the stockholders called for the purpose of the election of directors, provided that if as of a date that is ten (10) days in advance of the date the corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes cast by the shares entitled to vote in the election.  ~~On all other~~

For the purposes of this Section 1.5(b), a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes “against” with respect to that director.

           (c)           On all matters other than the election of directors, when a quorum is present at any meeting, the vote of the holders of a majority of the stock entitled to vote on the subject matter present in person or duly represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the laws of the State of Delaware or of the Certificate of Incorporation or these Bylaws, a vote of a greater number or voting by classes is required, in which case such express provision shall govern and control the decision of the question.

           (~~c~~d)         If a quorum is initially present, the stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken is approved by a majority of the stockholders initially constituting the quorum.

           (~~d~~e)         The transactions of any meeting of stockholders, either annual or special, however called and noticed, and wherever held, shall be as valid as though they had been taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy.

           2.9           Resignation and Removal of Directors.  (a)  Any director may resign at any time by delivering his or her resignation in writing, including by means of electronic transmission, to the president or secretary of the corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. In the event that a director fails to receive the number of votes required for reelection to the Board, the Nominating and Corporate Governance Committee (or any successor committee of the Board) will make a recommendation to the Board as to whether the Board should accept the director’s resignation, reject the director’s resignation or take such other action as such Committee may recommend. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind such decision within ninety (90) days after certification of the election results.

           (b)           Subject to the Certificate of Incorporation, applicable law and the rights, if any, of the holders of shares of preferred stock then outstanding, any or all of the directors of the corporation may be removed from office at any time by the stockholders only for cause and only by the affirmative vote of a majority of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.  A director may not be removed by the stockholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is the removal of the director.

           (c)           Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant thereto unless expressly provided otherwise by such terms.